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                                                                      EXHIBIT 12

                              M.D.C. HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
                                                             2002           2001           2000           1999           1998
                                                          ---------      ---------      ---------      ---------      ---------
Earnings                                                  $ 299,250      $ 283,562      $ 228,919      $ 181,602      $ 118,989
                                                          ---------      ---------      ---------      ---------      ---------
Fixed Charges                                             $  25,631      $  26,116      $  27,729      $  24,223      $  23,478

Earnings to Fixed Charges                                     11.68          10.86           8.26           7.50           5.07
                                                          =========      =========      =========      =========      =========

EARNINGS:

Pretax Earnings from Continuing Operations                  274,044        255,387        203,201        148,453         83,852
Add:
Fixed Charges                                                25,631         26,116         27,729         24,223         23,478
  Less capitalized interest                                 (21,116)       (22,498)       (24,367)       (21,261)       (22,525)
  Add amortization of previously capitalized interest        20,691         24,557         22,356         30,187         34,184
                                                          ---------      ---------      ---------      ---------      ---------

Total Earnings                                              299,250        283,562        228,919        181,602        118,989
                                                          =========      =========      =========      =========      =========

FIXED CHARGES:

Homebuilding and corporate interest expense                       0              0              0              0              0
Interest component of rent expense                            2,812          2,253          2,177          1,615              0
Amortization and expensing of debt expenses                   1,703          1,365          1,185          1,347            953
Capitalized interest                                         21,116         22,498         24,367         21,261         22,525
                                                          ---------      ---------      ---------      ---------      ---------

Total Fixed Charges                                          25,631         26,116         27,729         24,223         23,478
                                                          =========      =========      =========      =========      =========
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